EXHIBIT 99.3

Spartan Motors, Inc.
1000 Reynolds Rd. Charlotte, MI 48813 USA Telephone 517.543.6400 Facsimile 517.543.5403 Web Page - www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Authorizes Stock Repurchase Program

CHARLOTTE, Michigan, July 24, 2008 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced it received authorization from its board of directors to repurchase up to one million shares, or approximately 3 percent of its outstanding common stock.

The Charlotte, Mich.-based manufacturer of custom chassis and specialty vehicles reported its board of directors approved a new program allowing the company to buy back common stock in open-market transactions over the next 12 months.  Spartan Motors reported 32.6 million shares of common stock outstanding as of June 30, 2008.

A year ago, Spartan's board authorized a repurchase program for one million shares. Under this program, which has expired, the company repurchased 300,000 shares of common stock on the open market at an average price of $9.23 per share.

"The board believes our current valuation does not fully reflect our long-term potential to grow sales, profits and return on invested capital, or our demonstrated success in transforming markets through customization and innovation," said David R. Wilson, chairman of Spartan Motors. "As we work toward record results in 2008, we will evaluate all options in driving shareholder value in the right direction for Spartan."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,500 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO	Jeff Lambert or Ryan McGrath
Spartan Motors, Inc.	Lambert, Edwards & Associates, Inc.
(517) 543-6400	(616) 233-0500 / rmcgrath@lambert-edwards.com